Exhibit 99.1
UNITED STATES DISTRICT COURT
WESTERN DISTRICT OF MICHIGAN
NORTHERN DIVISION

VIRGINA M. DAMON TRUST,

Plaintiff,

v

MACKINAC FINANCIAL CORPORATION,	Case No: 2:03-CV-135
f/k/a NORTH COUNTRY FINANCIAL CORPORATION,	Hon. Gordon J. Quist

Nominal Defendant,

and

RONALD G. FORD,

Defendants.

NOTICE OF SETTLEMENT OF DERIVATIVE ACTION
TO:	Current Shareholders of the Common Stock of Mackinac Financial Corporation f/k/a North Country Financial Corporation
YOU ARE HEREBY NOTIFIED THAT THE ABOVE-CAPTIONED ACTION (the “Derivative Action”) HAS BEEN SETTLED. THE RECORDS OF MACKINAC FINANCIAL CORPORATION REFLECT THAT YOU ARE A HOLDER OF ITS COMMON STOCK AND, AS SUCH, YOUR RIGHTS WILL BE AFFECTED BY THE SETTLEMENT OF THIS DERIVATIVE ACTION. PLEASE READ THIS NOTICE FOR A SUMMARY OF THE ACTION AND THE SETTLEMENT TERMS AND YOUR RIGHTS PURSUANT TO THE SETTLEMENT.
PURPOSE OF THIS NOTICE
     The purpose of this notice is to inform you of the pendency of this derivative action and its settlement. You do not need to do anything as a result of this settlement notice, which describes the derivative action, the settlement and its benefits and the hearing that is scheduled for the Court to determine whether to enter an order of final judgment.

BACKGROUND AND DESCRIPTION OF THE LITIGATION
     The Virginia M. Damon Trust (“Plaintiff”) filed its first Verified Shareholder’s Derivative Complaint on July 1, 2003 on behalf of North Country Financial Corporation (which is now known as Mackinac Financial Corporation (the “Bank”) in the United States District Court for the Western District of Michigan. Plaintiff alleged that certain officers and directors of NCF were liable to the Bank for, among other things, mismanagement of the Bank’s commercial loan portfolio. On May 20, 2004, upon the Bank’s motion, the Court appointed Earl Holton as a Disinterested Person to investigate the claims; Holton issued his report on October 23, 2004. Mr. Holton submitted factual findings and recommended that the Bank discontinue certain claims (including dismissal of claims against all of the outside directors except Wesley Hoffman) and Count III (claiming unreasonable compensation to the Officers). Thereafter, the case proceeded against Ford as a director and officer for a breach of the duty of loyalty and the duty of care, against Sherry L. Littlejohn (“Littlejohn”) for a breach of duty of care and against Wesley Hoffman solely for his involvement in Ford’s December 21, 2001, employment contract. Since that time, Plaintiff, after the benefit of substantial discovery, elected to voluntarily dismiss the claims against Ms. Littlejohn and Mr. Hoffman, and proceed solely with the derivative action against Ford. Since early 2005, the Parties have discussed settlement on-and-off as the case progressed. After Ford’s Motion for Summary Judgment was denied, after Motions in Limine were filed and shortly before trial was about to begin, the derivative action settled.
A SUMMARY OF PROPOSED RELIEF
     The settlement of the derivative action resolves all of the claims that were asserted or could have been asserted in the derivative action (including any claims that were asserted or could have been asserted as a result of the report of Disinterested Person Earl D. Holton. Ford has agreed to pay Six Million Dollars and Zero Cents ($6,000,000) (the “Settlement Amount”). The Settlement Amount includes the forgiveness by St. Paul Mercury Insurance Company of a loan to the Bank of One Hundred Thousand Dollars and Zero Cents ($100,000), that was previously advanced to the Bank by St. Paul in connection with the settlement of a related securities class action lawsuit that was brought against Ford and others. The Bank will receive this entire Settlement Amount after payment of attorneys’ fees and expenses. In addition, the Settlement Agreement provides for a letter from Ronald G. Ford to Plaintiff, which Ford has agreed to sign and provide as part of this Agreement. Finally, the Bank will also provide a letter, through its authorized representative, to Plaintiff, which the Bank has agreed to sign and provide as part of this Agreement.
PLAINTIFF’S COUNSEL’S FEES AND EXPENSES
     The Settlement provides for payment of the fees and expenses of Plaintiff’s counsel, who litigated the case since it’s inception without payment of their fees or expenses. Plaintiff’s counsel took discovery, including numerous depositions, hired multiple experts, defeated a summary judgment motion brought by Ford, and the litigation was settled shortly before trial, but after a pre-trial order was filed and after the parties had filed their final motions in limine. In order to do this, plaintiff’s counsel incurred Three Hundred Twenty Four Thousand Nine Hundred Ninety and Sixty Six Cents ($324,990.66) in expenses, which will be paid pursuant to the Settlement. Plaintiff’s Counsel’s fees in the amount of Two Million One Hundred Thousand Dollars ($2,100,000) will also be paid as part of the Settlement. It is the considered and informed opinion of Plaintiff’s Counsel that the settlement of the derivative action is a very good result for the Bank because Bank’s Recovery is substantial and the Bank avoided the risk of recovering nothing if it proceeded to trial.
FINAL APPROVAL HEARING
     The Court has preliminary determined that the terms of the settlement of the derivative action case are fair and reasonable and has scheduled a final approval hearing to determine whether the settlement should be finally approved. There is no need to do anything at this time. If you do not believe the settlement is fair and reasonable, however, you can object to its terms. If you wish to file an objection, you must do so in writing and serve your written objection on the lawyers listed below. Your objection must be filed by April 28, 2008, and shall specifically state the reasons why you do not believe the settlement is fair and reasonable.
     The court will address any objections at the final approval hearing set for May 1, 2008, at 3:30 P.M., before the Honorable Gordon J. Quist at the United States District Court for the Western District of Michigan (Western Division), located in Grand Rapids, Michigan.
PLEASE DO NOT CALL OR WRITE TO THE COURT. ANY QUESTIONS YOU MAY HAVE MAY BE DIRECTED TO ONE OF THE LAWYERS LISTED BELOW.
Edward A. Wallace Wexler Toriseva Wallace LLP 55 W. Monroe Street, Suite 3300 Chicago, IL 60603 (312) 436-2222 Attorney for Plaintiff
Matthew D. Vermetten Brandt, Fisher, Alward & Roy, P.C. 1241 E. 8th Street Traverse City, MI 49686 (231) 941-9660 Attorney for Mackinac Financial Corporation
Scott L. Mandel Foster, Swift, Collins & Smith, P.C. 313 S. Washington Square Lansing, MI 48933 (517) 371-8100 Attorney for Ronald G. Ford